Exhibit 10.2
RESTRICTED STOCK AGREEMENT
          THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made and entered into by and between Grey Wolf, Inc., a corporation organized under the laws of the State of Texas (the “Company”) and Thomas P. Richards, an individual (“Grantee”) on the ___ day of ___, 200___ (the “Grant Date”), pursuant to the Grey Wolf, Inc. 2003 Incentive Plan (effective as of March 26, 2003) (the “Plan”). The Plan is incorporated by reference herein in its entirety. Capitalized terms not otherwise defined in this agreement shall have the meaning given to such terms in the Plan.
          WHEREAS, Grantee is an employee of the Company, and in connection therewith, the Company desires to grant to Grantee ___ shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), subject to the terms and conditions of this Agreement and the Plan, with a view to increasing Grantee’s interest in the Company’s welfare and growth; and
          WHEREAS, Grantee desires to have the opportunity to be a holder of shares of the Company’s Common Stock subject to the terms and conditions of this Agreement and the Plan.
          NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
          1. Grant of Common Stock and Administration.
          Subject to the restrictions, forfeiture provisions and other terms and conditions set forth herein (i) the Company grants to Grantee ___(___) shares of Common Stock (“Restricted Shares”), and (ii) Grantee shall have and may exercise all rights and privileges of ownership of such shares, including, without limitation, the voting rights of such shares and the right to receive any dividends declared in respect thereof. The Company may require Grantee to reimburse the Company for, or the Company may withhold from any amounts which it may owe Grantee, all amounts required by applicable federal, state and local law in respect of the issuance or vesting of the Restricted Shares. This Agreement and its grant of Restricted Shares is subject to the terms and conditions of the Plan, and the terms and conditions of the Plan shall control except to the extent otherwise permitted or authorized in the Plan and specifically addressed in this Agreement. The Plan and this Agreement shall be administered by the Committee pursuant to the Plan.
          2. Transfer Restrictions.
          (a) Generally. Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Restricted Shares. The transfer restrictions imposed by this Section 2 shall lapse as to thirty-three and one-third percent (33-1/3%) of the Restricted Shares on the first anniversary of the Grant Date, sixty-six and two-thirds percent (66-2/3%) of the Restricted Shares on the second anniversary of the Grant Date and one hundred percent (100%) of the Restricted Shares on the third anniversary of the Grant Date; provided, however, that, subject to Sections 3 and 4, Grantee then is, and continuously since the

Grant Date has been, an employee of the Company. The Restricted Shares as to which such restrictions so lapse are referred to as “Vested Shares.”
          (b) Dividends, etc. If the Company (i) declares a dividend or makes a distribution on Common Stock in shares of Common Stock, (ii) subdivides or reclassifies outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) combines or reclassifies outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of shares of Grantee’s Common Stock subject to the transfer restrictions of this Section 2 shall be proportionately increased or reduced so as to prevent the enlargement or dilution of Grantee’s rights and duties hereunder. The determination of the Company’s Board of Directors regarding such adjustments shall be final and binding.
          (c) Extraordinary Transactions. If there is a Change in Control of the Company (as defined in the Plan), the transfer restrictions of this Section 2 shall automatically cease as of the effective date of such Change in Control, and all the Restricted Shares shall thereafter be 100% vested.
          3. Forfeiture. If Grantee’s employment with the Company is terminated by the Company or Grantee for any reason other than as described in Section 4 below, then Grantee shall immediately forfeit all Restricted Shares which are not Vested Shares unless the Committee, in its discretion, determines that any or all of such Restricted Shares shall not be so forfeited. Any certificate(s) representing Restricted Shares which include forfeited shares shall only represent that number of Restricted Shares which have not been forfeited hereunder. Upon the Company’s request, Grantee agrees for himself and any other holder(s) to tender to the Company any certificate(s) representing Restricted Shares which include forfeited shares for a new certificate representing the unforfeited number of Restricted Shares.
          4. Death, Disability, Termination Without Cause and Retirement.
          If Grantee’s employment is terminated due to death, disability (as defined by the Committee) or termination without Cause by the Company, Grantee shall be 100% vested in the Restricted Shares on the date of such termination of employment. For the purposes of this Agreement, Cause shall mean and include (i) chronic alcoholism or controlled substance abuse as determined by a doctor mutually acceptable to the Company and the Grantee, (ii) an act of proven fraud or dishonesty on the part of the Grantee with respect to the Company or its subsidiaries; (iii) knowing and material failure by the Grantee to comply with material applicable laws and regulations relating to the business of the Company or its subsidiaries; (iv) the Grantee’ s material and continuing failure to perform (as opposed to unsatisfactory performance) his duties to the Company except, in each case, where such failure is caused by the illness or other similar incapacity or disability of the Grantee; or (v) conviction of a crime involving moral turpitude or a felony. Prior to the effectiveness of termination for Cause under subclause (i), (ii), (iii) or (iv) above, the Grantee shall be given thirty (30) days prior notice from the Board specifically identifying the reasons which are alleged to constitute Cause hereunder and an opportunity to be heard by the Board in the event Grantee disputes such allegations.

          If Grantee’s employment is terminated with the Company on account of Retirement (as defined in the Plan) and the Grantee enters into a noncompetition agreement with the Company agreeing not to compete with the Company, its Affiliates or Subsidiaries in a form as determined by the Committee in its sole discretion (the “Noncompetition Agreement”), the Grantee shall continue to vest in the Restricted Shares in accordance with the schedule in Section 2(a) hereof as long as Grantee abides by the Noncompetition Agreement and does not violate any term thereof as determined by the Committee in its sole discretion. If the Committee determines that the Grantee has violated the Noncompetition Agreement, any Restricted Shares that are not
          Vested Shares on the date of such violation shall be forfeited.
          5. Issuance of Certificate.
          (a) The Restricted Shares may not be Transferred until they become Vested Shares. Further, the Restricted Shares may not be transferred and the Vested Shares may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws, any rules of the national securities exchange or the NASDAQ on which the Company’s securities are traded, listed or quoted, or violation of Company policy. The Company shall cause to be issued a stock certificate, registered in the name of the Grantee, evidencing the Restricted Shares upon receipt of a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:
THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE GREY WOLF, INC. 2003 INCENTIVE PLAN THE RESTRICTED STOCK AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND GREY WOLF, INC. A COPY OF THE PLAN AND AGREEMENT ARE ON FILE IN THE OFFICE OF THE SECRETARY OF GREY WOLF, INC., 10370 RICHMOND AVENUE, SUITE 600, HOUSTON, TEXAS 77042-4136.
Such legend shall not be removed from the certificate evidencing Restricted Shares until such time as the restrictions imposed by Section 2 hereof have lapsed.
          (b) The certificate issued pursuant to this Section 5, together with the stock powers relating to the Restricted Shares evidenced by such certificate, shall be held by the Company. The Company shall issue to the Grantee a receipt evidencing the certificates held by it which are registered in the name of the Grantee.

          6. Tax Requirements.
          (a) Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan and this Agreement.
          (b) Share Withholding. With respect to tax withholding required upon any taxable event arising as a result of this Agreement, Grantee may elect, subject to the approval of the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the statutory total tax which could be imposed on the transaction. All such elections shall be made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate. Any fraction of a Share required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash by the Grantee.
          7. Miscellaneous.
          (a) Certain Transfers Void. Any purported Transfer of shares of Common Stock or Restricted Shares in breach of any provision of this Agreement shall be void and ineffectual, and shall not operate to Transfer any interest or title in the purported transferee.
          (b) No Fractional Shares. All provisions of this Agreement concern whole shares of Common Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.
          (c) Not an Employment or Service Agreement. This Agreement is not an employment agreement, and this Agreement shall not be, and no provision of this Agreement shall be construed or interpreted to create (i) any employment or services relationship between Grantee and the Company or any of its Affiliates or (ii) any agreement by the Company or any of its Affiliates to continue the directorship of the Grantee for any time period.
          (d) Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated beneath its signature on the execution page of this Agreement, and to Grantee at his address indicated on the Company’s stock records, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

          (e) Amendment and Waiver. This Agreement may be amended, modified or superseded only by written instrument executed by the Company and Grantee. Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee. The failure of any party at any time or times to require performance of any provisions hereof, shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.
          (f) Governing Law and Severability. This Agreement shall be governed by the internal laws, and not the laws of conflict, of the State of Texas. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.
          (g) Successors and Assigns. Subject to the limitations which this Agreement imposes upon transferability of shares of Common Stock, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and Grantee, and Grantee’s permitted assigns and upon death, estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, legal and personal representatives.
          (h) Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in any Shares is subject to, the terms of this Agreement. Nothing in this Agreement shall create a community property interest where none otherwise exists.
          (i) Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.
          8. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and. the same instrument.
          9. Grantee’s Acknowledgments. The Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all the terms and provisions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

COMPANY:

GREY WOLF, INC.

By:

Name:	David W. Wehlmann
Title:	Executive Vice President and Chief Financial
Officer
Address:	Grey Wolf, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042-4136

Telecopy No.: (713) 435-6171

Attention: Chief Financial Officer

GRANTEE:

GREY WOLF, INC.

Thomas P. Richards
Address:	1318 Forest Brook
Sugar Land, Texas 77479